Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Baudax Bio, Inc.:

We consent to the use of our report dated February 16, 2021, with respect to the consolidated and combined financial statements of Baudax Bio Inc. incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

September 2, 2021